EXHIBIT 24.1

                                  POWER OF ATTORNEY


KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert W. Singer or Harold M. Curdy, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statements on Form S-8 of Keystone Consolidated Industries, Inc. (the "Company"), relating to the Keystone Consolidated Industries, Inc. 1997 Long-Term Incentive Plan, the Keystone Consolidated Industries, Inc. 1992 Incentive Compensation Plan and the DeSoto, Inc. 1992 Stock Plan, each to be filed with the Commission, and any and all amendments (including post-effective amendments) thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     This 2nd day of June, 1998.





Glenn R. Simmons                        David E. Connor




Robert W. Singer                        William P. Lyons




Harold M. Curdy                         William Spier




Bert E. Downing, Jr.                    J. Walter Tucker, Jr.




Thomas E. Barry                         Richard N. Ullman




Paul M. Bass, Jr.